Exhibit 10.1

February 12, 2025

Dustin Semach

Dear Dustin,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of your promotion, effective as of the transition date to be established by the Board (the “Promotion Date”). As of the Promotion Date, this letter amends, supersedes and replaces your offer letter dated March 15, 2023, and amended March 20, 2023, and June 11, 2024 (as amended, your “Prior Letter”), except as otherwise expressly provided.

1.Effective Date, New Position and Duties. Effective on the Promotion Date, you will cease to be the Company’s President and Chief Financial Officer and you will become the Company’s President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), with such responsibilities as are customarily associated with a chief executive officer and such other responsibilities for the Company and its subsidiaries as are assigned to you by the Board. In addition, in connection with your appointment as President and Chief Executive Officer, the Board will appoint you as a member of the Board (for no additional compensation, subject to re-election in accordance with the Company’s bylaws).

Your position will continue to be based at the Company’s headquarters in Charlotte, NC.

During your employment, you must continue to: (i) devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) comply with the Company’s policies and rules, as they may be in effect from time to time. Notwithstanding the foregoing, you may: (A) serve on one outside public company board and boards of non-profit organizations, subject in each case to the Board’s prior consent, not to be unreasonably withheld or delayed, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, and (D) manage personal investments, so long as, in each such case, such activities do not (x) significantly interfere with the performance of your responsibilities as an employee of the Company, or (y) create a conflict of interest with your services to the Company.

2.Employment At-Will. Your employment with the Company will continue to be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause (subject to your rights under the Executive Severance Plan).

3.Compensation and Benefits. Your promotion will have no impact on the retention award (cash retention bonus and time-based restricted stock units (“RSUs”)) that was granted to you in 2024 or any RSUs, performance share units (“PSUs”), or other long-term incentive awards previously granted to you. Those awards will continue in accordance with their terms, including the vesting and clawback provisions. In addition, we will provide you with the following compensation and benefits during your employment:

•Base Salary. Your annual base salary rate will increase to $1,100,000, payable in accordance with the Company’s regular payroll practices. This change will apply after the Promotion Date, retroactive to January 1, 2025; you will receive a true-up for the difference between your new salary and your prior salary, without interest, after the Promotion Date. Beginning with calendar year 2027 and at least annually thereafter, the Board’s People & Compensation Committee (the “P&C Committee”) will consider whether, in its discretion, to adjust your rate of base salary, based on market trends, internal considerations, performance or such other factors as the P&C Committee may determine.

•Annual Bonus. You continue to be eligible for an annual bonus in accordance with the Company’s annual bonus program for senior executives as in effect from time to time. Effective for 2025 and subsequent years, your target amount will increase to 120% of your base salary. Your actual bonus amount will be determined by the P&C Committee, and may range from zero to 200% of target based on the achievement of corporate performance goals and the P&C Committee’s review of your performance in accordance with the Company’s annual bonus program for senior executives as in effect from time to time. Unless otherwise expressly provided in the annual bonus program, your right to receive a bonus is conditioned on your continued employment, in good standing, through the payment date.

•Long-Term Incentives. You continue to be eligible for long-term incentive awards in accordance with the Company’s long-term incentive program for senior executives as in effect from time to time, as determined by the P&C Committee in its discretion, taking into account factors such as market practice, cost, performance and such other factors as determined appropriate by the P&C Committee. Your award for 2025 will have a target grant date value of $6,000,000, comprising 50% RSUs and 50% PSUs, subject to terms and conditions that are consistent with the terms of awards for other senior executives as determined by the P&C Committee.

•Benefits. During the term of your employment, you will continue to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans, each as in effect from time to time. Such plans include the Sealed Air Corporation Executive Severance Plan, including the provisions applicable to the Company’s CEO except that the time and form of payment of your severance shall not be changed in a manner that violates the requirements of Section 409A of the Internal Revenue Code. Nothing in this letter shall restrict or limit the Company’s right to interpret, amend, or terminate its benefit plans and programs at any time, subject to the terms thereof.

•Business Expenses. We will continue to reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

4.Covenants. You continue to be subject to the terms of your agreement regarding protection of confidential information, ownership of trade secrets and inventions, and post-employment covenants, which is incorporated by reference and continues to be in full force and effect in accordance with its terms and conditions.

5.Indemnification. The Company will continue to indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company (but exclusive of any claims made by you or on your behalf). The Company will continue to cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company.

6.Miscellaneous.

•Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

•Entire Agreement. This letter sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void. As of the Promotion Date, your Prior Letter is superseded by this letter and shall have no further force or effect (other than as specifically provided in this letter).

•Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

•Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflicts of law principles.

•Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

•Withholding. All compensation (including imputed compensation) is subject to withholding for taxes and other amounts at such times and in such amounts as the Company determines to be required by applicable law. Regardless of the amount withheld, you are solely responsible for all taxes in respect of compensation from employment, except the employer’s share of employment taxes.

•Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may be made under this letter only upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines and Hedging/Pledging Policy For Executive Officers and Other Key Executives and the Company’s Clawback Policy.

Dustin, we are most enthusiastic about your new role. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Henry R. Keizer
Henry R. Keizer
Chair of the Board of Directors

ACCEPTED

/s/ Dustin Semach	February 12, 2025
Dustin Semach	Date